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                                                                    EXHIBIT 21.1


                              LIST OF SUBSIDIARIES


Name                                   Jurisdiction of Incorporation   Ownership
-------------------------------------- ------------------------------- ---------

Fluoroware, Inc.                       Minnesota                          100%
Empak, Inc.                            Minnesota                          100%
Empak (Entegris) Malaysia SDN BHD      Malaysia                           100%
Empak Korea Yohan Hoesa                Korea                              100%
Empak Hanbal Korea                     Korea                              100%
Entegris Europe, GmbH                  Germany                            100%
Nippon Fluoroware, K.K.                Japan                               51%
Fluoroware PEI, Inc.                   Minnesota                          100%
Fluoroware Jamaica, FSC                Jamaica                            100%
Empak Bermuda, FSC                     Jamaica                            100%
Fluoroware South East Asia, Ltd Pte    Singapore                          100%
Fluoroware Valqua Japan, K.K.          Japan                               51%
Unified Container Solutions, Inc.      Minnesota                           80%
Entegris Upland, Inc.                  California                         100%
Oregon Labs, Inc.                      Oregon                              96%